UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
October 26, 2024
Date of Report (Date of earliest event reported)
 Planet Fitness, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37534	38-3942097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4 Liberty Lane West
Hampton, NH 03842
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (603) 750-0001
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 Par Value	PLNT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 30, 2024, Planet Fitness, Inc. (the “Company”) announced the appointment of Jay Stasz, age 57, as Chief Financial Officer (“CFO”) of the Company. Mr. Stasz’s employment will begin as of November 4, 2024 (the “Hire Date”), with his appointment as the Company’s principal financial officer and assumption of that role effective as of November 15, 2024, at which time Tom Fitzgerald will no longer serve as the Company’s principal financial officer. As previously announced, Mr. Fitzgerald will remain employed with the Company through December 31, 2024 to assist with the transition of his duties and will serve in a consulting capacity with the Company through March 31, 2025.

Mr. Stasz has over 25 years of finance leadership experience, including many years with publicly traded companies. Mr. Stasz most recently served as CFO and Treasurer of Savers Value Village (“Savers”), the largest for-profit thrift operator in the U.S. and Canada, from July 2022 until May 2024, and remained employed in an advisory role at Savers until August 2024. He previously served as CFO of Ollie’s Bargain Outlet (“Ollie’s”), America’s largest retailer of closeout merchandise and excess inventory, from January 2018 through June 2022. Mr. Stasz also served as Senior Vice President of Finance and Chief Accounting Officer at Ollie’s since November 2015. Before his roles at Ollie’s, Mr. Stasz spent 17 years at Gart Sports, which merged with Sports Authority in 2003, where he held a variety of leadership positions including Senior Vice President of Finance & Accounting. He began his career as an accountant in the audit department at Deloitte. Mr. Stasz holds a Bachelor of Science in Accounting from the University of Southern California.

In connection with his appointment, Mr. Stasz and Pla-Fit Franchise, LLC entered into an offer letter dated October 26, 2024, which sets forth the terms of his employment with the Company (the “Agreement”). Pursuant to the Agreement, Mr. Stasz will receive an annual base salary of $580,000 and, beginning with fiscal year 2025, will be eligible to receive an annual cash bonus, with a target of 75% of his base salary and with the actual amount of such bonus based upon the Company's achievement of performance objectives. In addition, the Company will grant Mr. Stasz an equity award in connection with his appointment as CFO (the “New Hire Award”), consisting of 50% restricted stock units (“RSUs”) and 50% performance share units (“PSUs”) pursuant to the Company’s 2015 Omnibus Incentive Plan, with a target grant date fair value of $500,000 and the number of RSUs and PSUs determined based on the closing price of the Company’s Class A common stock on the grant date. The RSUs subject to the New Hire Award will vest in equal installments on each of the first three anniversaries of the grant date and the PSUs subject to the New Hire Award will vest in full on March 15, 2027, subject to achievement of the performance criteria applicable to such PSUs. Beginning in March 2025, Mr. Stasz will also be eligible to receive an annual equity award pursuant to the Company’s long-term incentive program, with a target grant date fair value of 170% of his base salary and which award is expected to be comprised of 50% RSUs and 50% PSUs.

Under the Agreement, Mr. Stasz will receive reimbursement of his expenses related to his relocation to the Hampton, New Hampshire area, in an amount up to $100,000. He will also receive temporary housing assistance in the amount of $6,500 per month for up to ten months following the Hire Date.

The Agreement provides that Mr. Stasz will be eligible to participate in the Company’s Executive Severance & Change in Control Policy, subject to the terms and conditions thereof.

Mr. Stasz has also agreed to certain non-competition and non-solicitation restrictions during his employment and for a 12-month period after termination of employment.

There is no arrangement or understanding between Mr. Stasz and any other person pursuant to which he was appointed CFO of the Company. There are no transactions involving Mr. Stasz requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
A copy of the press release containing the announcement of Mr. Stasz’s appointment is attached hereto as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated October 26, 2024 by and among Jay Stasz and Pla-Fit Franchise, LLC
99.1	Press Release dated October 30, 2024, announcing appointment of Jay Stasz to serve as Chief Financial Officer of the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANET FITNESS, INC.

By:	/s/ Thomas Fitzgerald
Name: Title:	Thomas Fitzgerald Chief Financial Officer
Dated: October 30, 2024